EXHIBIT 10.1

Promissory Note

[$13,125,000/$1,250,000/$625,000]	_____________, 2023

FOR VALUE RECEIVED, Golden Matrix Group, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to the order of [Aleksandar Milovanovic/Zoran Milosevic/Snezana Bozovic], a natural person residing in the Republic of Serbia (the “Payee”), in lawful money of the United States of America, the principal sum of USD [$13,125,000/$1,250,000/$625,000] (the “Principal”) or such lesser amount as may be advanced to or for the benefit of the Maker hereunder, together with interest accruing on the outstanding Principal from the date hereof, all as provided below. This Note is one of three Promissory Notes totaling $15,000,000 issued by the Maker to the Sellers (defined below) pursuant to the SPA (collectively, the “SPA Notes”).

1. Equity Purchase & Sale Transaction. This Note evidences Maker’s obligation and debt to pay a portion of the Purchase Price pursuant to that certain Amended and Restated Sale and Purchase Agreement dated June 27, 2023, at the Closing, which has been completed on or around the date hereof (the “SPA”) between Maker, as the purchaser, and Payee, as well as the other sellers party thereto (collectively, the “Sellers”), pursuant to which Maker is acquiring all of Payee’s equity interests in four companies organized and existing in the Republics of Serbia, Montenegro, Malta, and Cyprus. All capitalized but undefined terms in this Promissory Note (this “Note”) shall have the meanings set forth in the SPA.

2. Security for Payment. This Note is unsecured.

3. Interest Rate.

(a) Non-Default Rate. Subject to Section 2(b), all amounts outstanding under this Note shall bear interest at a fixed, non-variable rate equal to the lesser of (A) seven percent (7%) per annum and (B) the Maximum Rate. The “Maximum Rate” shall mean the maximum rate of interest allowed under applicable law. All interest shall be computed for the actual number of days which have elapsed for any whole or partial month (or other applicable period).

(b) Default Rate. In this Note, the “Default Rate” shall mean the fixed, non-variable rate equal to the lesser of (A) twelve percent (12%) per annum and (B) the Maximum Rate. The “Maximum Rate” shall mean the maximum rate of interest allowed under applicable law. The Default Rate shall be applicable under the circumstances set forth in Section 6 hereof.

(c) Maximum Rate. Regardless of any other provision of this Note or the other Transaction Documents, if for any reason the effective interest rate should exceed the Maximum Rate, the effective interest rate shall be deemed reduced to, and shall be, the Maximum Rate, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the Principal of this Note and not to the payment of interest, and (ii) if the obligation evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same. Such application to the Principal of this Note or the refunding of such excess shall constitute a complete settlement and acquittance thereof.

4. Payments.

(a) Monthly Interest Payments. Maker shall pay Payee all accrued interest on the first (1st) day of each calendar month, beginning with the payment due on the first day of the first calendar month following the Closing Date of the Acquisition, and ending on the Maturity Date (each such payment, a “Monthly Interest Payment”). For the avoidance of doubt, during the period between such Closing Date and the Maturity Date, the payments are “interest only.” Attached as Attachment 1 is a schedule of the Monthly Interest Payment dates and amounts.

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(b) Payment at Maturity. In this Note, the “Maturity Date” shall mean the date which is the twenty-four (24)-month anniversary of the Closing Date. On the Maturity Date, Maker shall pay Payee (i) the outstanding Principal, (ii) all accrued but unpaid interest and (iii) any and all other sums due by Maker to Payee hereunder (such payment, the “Maturity Payment”).

(c) Business Days. In this Note, a “Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Las Vegas, Nevada. If any payment under this Note shall be due on a day other than a Business Day, such payment shall be made no later than by the next succeeding Business Day, and such extension of time shall be included in computing interest in connection with such payment.

(d) Payment Terms. All payments of Principal and interest on this Note shall be made in immediately available U.S. federal funds, either by wire transfer in accordance with Payee’s written wire instructions from time to time, or delivery to such other account, or by such other means, as Payee may designate by notice to Maker (in Payee’s reasonable discretion). All payments shall be credited prior to close of business if received by Lender prior to 2:00 p.m. local time on a Business Day at the Payee’s place of payment, and if received after such time, shall be deemed for all purposes (including, without limitation, the accrual of interest) to have been received on the next Business Day.

(e) Application. Unless otherwise required by applicable law, as long as no Event of Default has occurred, all payments hereunder shall be applied first to any late charges; second, to any unpaid collection, enforcement, or other reimbursable fees, costs, and expenses hereunder; third, to any accrued, unpaid interest; and fourth, to principal. Upon the occurrence of an Event of Default, all payments hereunder shall be applied in such order, manner, and time as Payee may elect, in its sole discretion.

(f) Late Charge. If Maker fails to make any payment of Principal, interest or other amount due hereunder within three (3) Business Days of the date due and payable, the Maker also shall pay to the Payee a late charge equal to eight percent (8%) of the amount of such payment which was not paid. Such three (3) Business Day period shall not be construed in any way to extend the due date of any such payment.

5. Prepayments. The indebtedness evidenced by this Note may be prepaid in whole or in part at any time without penalty.

6. Events of Default & Remedies.

(a) Obligors. As used herein, the term “Obligor” means the Maker and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Maker’s obligations to the Payee existing on the date of this Note or arising in the future.

(b) Events of Default. The occurrence of any of the following events shall be deemed an “Event of Default” under this Note: (i) the nonpayment of any principal, interest or other indebtedness under this Note when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or any Obligor’s failure to observe or perform any covenant or other agreement, under or contained in any Transaction Document or any other document now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Payee, following any applicable cure period set forth in such applicable Transaction Document; (iii) if any Obligor is insolvent as defined in 11 U.S.C. §548, or files or becomes the subject of a filing under any state or federal bankruptcy, insolvency or similar proceeding, including under 11 U.S.C. §101 et seq., and including any action or proceeding involving (A) any assignment by any Obligor for the benefit of creditors, (B) any levy, garnishment, attachment or similar action against its material property, or (C) the imposition of a receivership or trustee arrangement over the Obligor’s property (a “Bankruptcy” action), provided that in the case of becoming subject to any involuntary state or federal bankruptcy, insolvency or similar proceeding, including under 11 U.S.C. §101 et seq., or any involuntary action described in (B) and (C) above, the Obligor shall have sixty (60) days to dismiss such filing or action described in (B) and (C) above, before such event shall be deemed an Event of Default (unless it fails to begin seeking dismissal within the first thirty (30) days); (iv) a default with respect to any other indebtedness of any Obligor for borrowed money in an amount exceeding $1,000,000, if the effect of such default is to cause or permit the acceleration of such debt; (v) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Payee, which is not dismissed within thirty (30) days; (vi) the entry of a final non-appealable judgment against any Obligor in an amount exceeding $1,000,000, and the failure of such Obligor to discharge the judgment within 10 days of the entry thereof; (vii) any change in any Obligor’s business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have a material adverse effect on any Obligor; (viii) any Obligor ceases doing business as a going concern; (ix) any material representation or warranty made by any Obligor to the Payee in any Transaction Document or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Payee, is false, erroneous or misleading in any material respect, following any applicable cure period set forth in such applicable Transaction Document; or (x) the revocation or attempted revocation, in whole or in part, of any payment obligation or guarantee by any Obligor.

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(c) Remedies. Upon the occurrence of an Event of Default: (i) if an Event of Default specified in Section 6(b)(iii) above shall occur, the outstanding Principal and accrued interest hereunder, together with any additional amounts payable hereunder, shall be immediately due and payable without demand or notice of any kind; (ii) if any other Event of Default shall occur, the outstanding Principal and accrued interest hereunder, together with any additional amounts payable hereunder, at the Payee’s option (in its sole discretion) with written notice to the Maker (within thirty (30) days thereafter) and without demand or notice of any kind (except for such written notice to Maker of such acceleration), may be accelerated and become immediately due and payable; (iii) at the Payee’s option, this Note shall bear interest at the Default Rate from the date of the occurrence of the Event of Default until payment in full; and (iv) the Payee may exercise from time to time any of the rights and remedies available under the Transaction Documents or under applicable law.

(d) Enforcement Costs. Maker shall pay upon demand, to the maximum extent permitted by law, all fees, costs, and expenses incurred by the Payee in the enforcement of its rights in and under this Note, including without limitation the fees and expenses of Payee’s counsel.

(e) Default Interest. Upon the occurrence of any Event of Default (as hereinafter defined), at the Payee’s option (in its sole discretion), with written notice to Maker (within thirty (30) days thereafter), all outstanding amounts due and payable under this Note shall bear interest at the Default Rate. The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Payee’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Payee’s exercise of any rights and remedies hereunder, under the other Transaction Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Payee may employ. In addition, the Default Rate reflects the increased credit risk to the Payee of carrying an account receivable that is in default. Maker agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Payee, and that the actual harm incurred by the Payee cannot be estimated with certainty and without difficulty.

(f) Cumulative Remedies. The remedies of Payee under this Note or any other Transaction Document, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together in Payee’s discretion.

(g) Notice. Notwithstanding the notice obligations in Section 6(c) and 6(e) hereof, if Payee failed to timely give notice within the indicated periods, (i) that shall not partially or wholly void, invalidate, nullify, or otherwise jeopardize the acceleration or application of default interest (as the case may be), except solely to the extent (if any) to which Maker is materially prejudiced by the delay in such notice, and (ii) that shall be irrelevant and of no consequence whatsoever if Maker receives actual notice of Payee’s action or decision in some other manner.

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7. Indemnity. Maker hereby agrees to and shall indemnify the Payee, each person or legal entity, if any, which controls, is controlled by or is under common control with the Payee, and each of their respective shareholders, members, partners, directors, managers, officers, agents, and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) (each, a “Claim”) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of Maker), in connection with, arising out of, or relating to the matters referred to in this Note or in the other Transaction Documents, including with respect to any (i) breach of a representation or warranty by Maker or any other Obligor, (ii) breach by Maker or any other Obligor of a Transaction Document; (c) negligence, fraud, or willful misconduct by Maker or any other Obligor; provided, however, that the foregoing indemnity agreement shall not apply to any Claim that is determined by a court of competent jurisdiction in a final, non-appealable judgment to have been solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this paragraph shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder. The Maker may participate at its expense in the defense of any such action or claim.

8. Maker’s Representations & Warranties.

(a) Corporate Representations. Maker is a for-profit corporation, duly formed, validly existing and in good standing under the laws of the state of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Maker is duly qualified to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification. Maker has all necessary power and authority to execute and deliver this Note, to carry out its obligations hereunder, and to consummate the transactions contemplated herein. The execution, delivery, and performance of this Note have been duly and validly authorized by all necessary action on the part of Maker, and upon execution and delivery to Payee, constitutes the valid, binding, and enforceable obligation of Maker, enforceable in accordance with its respective terms (subject to Bankruptcy laws and principles of equity).

(b) No Conflicts. Maker’s execution, delivery, and performance of this Note: (i) will not create in any third party the right to prevent, enjoin or otherwise delay the transactions contemplated herein or in the Transaction Documents and (ii) do not or will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (A) any term or provision of Maker’s Articles of Incorporation, Bylaws, or Certificates of Designation, (B) any contract of Maker, (C) any obligation of Maker under the rules or requirements of any stock exchange on which its shares are currently traded, or (D) any permit, franchise, license, stock exchange or other governmental approval procured and maintained by Maker.

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9. Waivers; Non-waivers.

(a) The Maker, Obligors, and all other makers and indorsers of this Note hereby forever waive presentment for payment, demand, protest, notice of dishonor, notice of demand, notice of non-payment, notice of intent to accelerate and notice of acceleration, and any other notice of any kind. Maker also waives all defenses based on suretyship or impairment of collateral. Maker hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and/or of any state thereof, both as to itself and in and to all of its property, real and personal, in respect of the enforcement and collection of the obligations evidenced by this Note or the other Transaction Documents.

(b) No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part, unless Payee agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(c) Maker is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder or under the other Transaction Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Payee hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Bankruptcy law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Maker and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

10. Miscellaneous.

(a) Obligations. If this Note is executed by more than one Maker (at inception or subsequently), the obligations of such persons or entities hereunder shall be joint and several.

(b) Incorporation by Reference.

(1) The Maker hereby incorporates by reference all of the “Miscellaneous Provisions” set forth in Article XIII of the SPA, as if fully set forth herein, with only those (i) contextual changes which are necessary and appropriate given their inclusion in this Note (e.g., the substitution of “Purchaser” with “Maker,” and “Seller” with “Payee”); and (ii) the following specific changes: (A) notwithstanding Section 13.3 of the SPA, Maker shall not assign or delegate any portion or all of this Note to any third party; and (B) Section 13.18 of the SPA shall not apply to this Note (i.e., Maker shall deliver a hard-copy, “wet-signature” original of this Note to Payee).

(2) Notwithstanding this incorporation by reference (and any other term hereof), the Parties’ mutual intention is for this Note to be valid, binding, and enforceable as a stand-alone document, independently of the SPA, subject only to defenses which may be lodged to the enforcement of a promissory note and not those solely applicable to a contract.

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(c) Scrivener’s Errors. Payee may modify this Note for the purposes of completing missing content or correcting erroneous content, without the need for a written amendment, provided that the Payee shall send a copy of any such modification to the Maker (which notice may be given by electronic mail).

(d) Time of the Essence. Time is of the essence in the payment of all amounts due hereunder.

(e) Equal Treatment of Holder. The Maker shall not make any payment of principal or interest on the SPA Notes in amounts which are disproportionate to the respective principal amounts outstanding on the SPA Notes at any applicable time.

(f) Amendment and Waiver. Any term of this Note may be amended, modified, supplemented, or waived with the prior, written consent of the Maker and the Requisite Holders in a signed writing. Upon the effectuation of such waiver or amendment with the consent of the Requisite Holders in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against the holders of, all of the SPA Notes, and the Maker shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment or waiver in writing, provided that the failure to give such notice shall not affect the validity of such amendment or waiver. “Requisite Holders” means the holders of a majority of the outstanding aggregate principal amount under the SPA Notes. Notwithstanding the above Section 10(e), no amendment to this Note shall decrease the amount of principal owed hereunder without the consent of the Holder.

[The remainder of this page is intentionally blank and the signature page follows.]

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[Signature Page to Promissory Note]

IN WITNESS WHEREOF, the Maker has executed this Promissory Note instrument as of the date set forth above.

MAKER

Golden Matrix Group, Inc., a Nevada corporation

By:
Name:	A. Brian Goodman
Title:	President
Date:

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ATTACHMENT 1

TO PROMISSORY NOTE

Payment Schedule

Payment	Payment Type	Payment Date	Amount
1.	Monthly Interest Payment	1st day of the 1st calendar month following the Closing Date	$__________
2.	Monthly Interest Payment	1st day of the next calendar month	$__________
3.	Monthly Interest Payment	1st day of the next calendar month	$__________
4.	Monthly Interest Payment	1st day of the next calendar month	$__________
5.	Monthly Interest Payment	1st day of the next calendar month	$__________
6.	Monthly Interest Payment	1st day of the next calendar month	$__________
7.	Monthly Interest Payment	1st day of the next calendar month	$__________
8.	Monthly Interest Payment	1st day of the next calendar month	$__________
9.	Monthly Interest Payment	1st day of the next calendar month	$__________
10.	Monthly Interest Payment	1st day of the next calendar month	$__________
11.	Monthly Interest Payment	1st day of the next calendar month	$__________
12.	Monthly Interest Payment	1st day of the next calendar month	$__________
13.	Monthly Interest Payment	1st day of the next calendar month	$__________
14.	Monthly Interest Payment	1st day of the next calendar month	$__________
15.	Monthly Interest Payment	1st day of the next calendar month	$__________
16.	Monthly Interest Payment	1st day of the next calendar month	$__________
17.	Monthly Interest Payment	1st day of the next calendar month	$__________
18.	Monthly Interest Payment	1st day of the next calendar month	$__________
19.	Monthly Interest Payment	1st day of the next calendar month	$__________
20.	Monthly Interest Payment	1st day of the next calendar month	$__________
21.	Monthly Interest Payment	1st day of the next calendar month	$__________
22.	Monthly Interest Payment	1st day of the next calendar month	$__________
23.	Monthly Interest Payment	1st day of the next calendar month	$__________
24.	Maturity Payment	24-month anniversary of the Closing Date	A minimum of: $__________

(End of Attachment 1)

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